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                                                               Exhibit 23(a)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 18, 2005, relating to the financial statements and financial statement schedules of The Laclede Group, Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Laclede Group, Inc. for the year ended September 30, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
St. Louis, MO
December 12, 2005